Exhibit 99.1

Century Therapeutics Reports Second Quarter 2025 Financial Results and Provides Business Update

•	Patient dosing ongoing in CALiPSO-1 trial; on track to report clinical data for CNTY-101 in patients with B-cell-mediated autoimmune diseases by year-end 2025

•	CNTY-308, a CAR-iT cell therapy functionally comparable to primary T cells, now in IND-enabling studies as a potential treatment for B-cell-mediated diseases; program expected to progress into the clinic in 2026

•	Dr. Brent Pfeiffenberger, CEO, appointed to Board Chair

•	Cash runway extended into fourth quarter 2027

PHILADELPHIA, Aug. 14, 2025 -- Century Therapeutics, Inc. (‘Century’, NASDAQ: IPSC), an innovative biotechnology company developing induced pluripotent stem cell (iPSC)-derived cell therapies in autoimmune disease and cancer, today reported financial results for the second quarter ended June 30, 2025, and provided a business update.

“In the first half of 2025, we made important business decisions to ensure our capital resource allocation and pipeline development activities are centered on potentially transformational cell therapy candidates and technologies. We are pleased by recent progress across our core pipeline, including continued clinical execution of CNTY-101 in autoimmune disease and the acceleration of our core preclinical programs. IND-enabling studies are now underway for CNTY-308 and we have made rapid progress toward drug candidacy for our non-immune cell program,” said Brent Pfeiffenberger, Pharm.D., Chief Executive Officer of Century Therapeutics. “We will continue to shape the organization as needed and look forward to moving with urgency throughout the remainder of 2025 to deliver clinical data for CNTY-101 and bring our pipeline underpinned by Allo-Evasion™ 5.0 technology closer to patients.”

Dr. Pfeiffenberger continued, “As part of this evolution, I am honored to deepen my role in driving the growth and success of Century by assuming the role of Board Chair. I wish to extend my heartfelt thanks to Joe for his service as Board Chair over the last four years. He has made a lasting impact on our organization, and I’m pleased to have him continue as a special advisor to the company moving forward.”

Second Quarter 2025 and Recent Highlights

CNTY-101 in Autoimmune Diseases

•	CALiPSO-1 trial progressing with continued patient enrollment and clinical trial site activations: The company continues to increase its clinical trial site footprint to support enrollment for the CALiPSO-1 trial, a company-sponsored Phase 1 trial of CNTY-101 in patients with B-cell-mediated autoimmune diseases, with six sites now activated in the U.S. and two in Europe, and additional sites on track to activate later this year. As of today, the company had dosed two patients and continues to progress patient enrollment across multiple sites. The company remains on track to report clinical data for CNTY-101 by the end of 2025.

•	CARAMEL IIT study progressing towards initial patient treatment: The CARAMEL investigator-initiated trial (IIT), a Phase 1/2 trial of CNTY-101 in patients with B-cell-mediated autoimmune diseases led by Professors Georg Schett and Andreas Mackensen and sponsored by the Friedrich-Alexander University Erlangen-Nürnberg, was activated in July following the previously announced authorization of a clinical trial application (CTA) in Germany. Initial patient enrollment and dosing is expected to occur in the third quarter of 2025.

•	Preclinical data presented at EULAR 2025 Congress: In June 2025, Century presented a poster presentation at the EULAR 2025 Congress demonstrating the ability of CNTY-101 to exhibit B cell depletion illustrating its broad potential in B cell-driven autoimmune diseases. The findings from the poster presentation support the clinical development of CNTY-101 in autoimmune diseases.

CNTY-308 and Other Preclinical Program

•	CNTY-308 now advancing through IND-enabling studies as a potential treatment for B-cell-mediated diseases: In mid-2025, Century initiated Investigational New Drug (IND)-enabling studies with CNTY-308, a CD19-targeted CD4+/CD8+ ab CAR-iT cell therapy functionally comparable to primary T cells and engineered with Allo-Evasion™ 5.0. CNTY-308 is being developed as a potential treatment for B-cell-mediated diseases. Following successful completion of these IND-enabling studies and the receipt of requisite regulatory approval, Century plans to initiate clinical studies in 2026.

•	Accelerating preclinical development of non-immune cell program: Century is leveraging its deep expertise in selective iPSC differentiation in high-impact therapeutic areas. Rapid progress towards drug candidacy has been made for Century’s first non-immune cell therapy program engineered with Allo-Evasion™ 5.0.

•	Presented data highlighting CNTY-308 and Allo-Evasion™ 5.0 at EULAR 2025 Congress: In June 2025, Century presented a poster presentation at the EULAR 2025 Congress supporting the ability for CNTY-308, engineered with Allo-Evasion™ 5.0, to deliver rapid ablation of primary B cells in vitro and in vivo, exhibiting encouraging data for the potential treatment of B cell-mediated autoimmune diseases. Moreover, Allo-Evasion™ 5.0 demonstrated meaningful protection from allogeneic immune cells and antibody mediated rejection.

Corporate Updates

•	Cash runway extended into the fourth quarter of 2027: As part of Century’s effort to right size its organizational focus on programs with the highest potential for transformational value, the company completed a workforce reduction in July 2025 and prioritized pipeline development activities for CNTY-101, CNTY-308 and its non-immune cell program. As a result, the company’s cash runway was extended into the fourth quarter of 2027.

•	CEO, Brent Pfeiffenberger, appointed to Board Chair: Today, Century announced its Board of Directors has unanimously elected Brent Pfeiffenberger, Pharm.D., Chief Executive Officer, to serve as Board Chair. In this role, Dr. Pfeiffenberger succeeds Joe Jimenez, who served as Board Chair since 2021 and a member of the Board since 2020 and will transition to a new role as a special advisor.

“It has been a privilege to serve as Century’s Board Chair for the last four years. Since Brent assumed the role of CEO, I had the opportunity to see how he has transformed the company, executing strategic deals, fundraising and evolving the pipeline. I am confident his expanded leadership role will create value and drive long-term success as the company seeks to bring much needed therapeutic innovation closer to patients with autoimmune diseases and cancer,” said Mr. Jimenez. “I look forward to following Century’s continued development progress across its core programs and supporting through my new role as a special advisor.”

Second Quarter 2025 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities were $158.5 million as of June 30, 2025, as compared to $220.1 million as of December 31, 2024. The company estimates its cash, cash equivalents, and investments will support operations into the fourth quarter of 2027.

•	Research and Development (R&D) Expenses: R&D expenses were $26.9 million for the three months ended June 30, 2025, compared to $27.2 million for the same period in 2024. The decrease in R&D expenses is primarily due to a reduction of personnel and manufacturing costs, offset by an increase in research and laboratory costs to progress clinical trials and preclinical programs.

•	General and Administrative (G&A) Expenses: G&A expenses were $7.8 million for the three months ended June 30, 2025, compared to $8.3 million for the same period in 2024.

•	Net Income (Loss): Net loss was $32.5 million for the three months ended June 30, 2025, compared to net loss of $31.2 million for the same period in 2024.

About Century Therapeutics

Century Therapeutics (NASDAQ: IPSC) is a clinical-stage biotechnology company leveraging its expertise in cellular reprogramming, genetic engineering, and manufacturing to develop cell therapies with the potential to provide meaningful advantages over existing cell therapies. Century’s genetically engineered, iPSC-derived cell therapy pipeline includes programs designed to address autoimmune diseases and cancers. Century believes its commitment to developing off-the-shelf cell therapies will expand patient access and provide an opportunity to advance the course of autoimmune disease and cancer care. For more information on Century Therapeutics, please visit www.centurytx.com and connect with us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to, statements regarding our clinical development plans and timelines are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among others: our ability to successfully advance our current and future product candidates through development activities, preclinical studies, and clinical trials; our dependence on the success of our lead product candidate, CNTY-101; our ability to progress CNTY-101 through clinical development; our ability to meet development milestones on anticipated timelines; uncertainties inherent in the results of preliminary data, pre-clinical studies and earlier-stage clinical trials, which may not be predictive of final results or the results of later-stage clinical trials; our ability to obtain clearance of our future IND or CTA submissions and commence and complete clinical trials on expected timelines, or at all; our reliance on the maintenance of certain key collaborative relationships for the manufacturing and development of our product candidates; the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates; the impact of geopolitical issues, trade disputes and tariffs, banking instability and inflation on our business and operations, supply chain and labor force; the performance of third parties in connection with the development of our product candidates, including third parties conducting our clinical trials as well as third-party suppliers and manufacturers; our ability to successfully commercialize our product candidates and develop sales and marketing capabilities, if our product candidates are approved; our ability to recruit and maintain key members of management and our ability to maintain and successfully enforce adequate intellectual property protection. These and other risks and uncertainties are described more fully in the “Risk Factors” section of our most recent filings with the Securities and Exchange Commission and available at www.sec.gov. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

For More Information:

Century Therapeutics

Douglas Carr

Senior Vice President, Finance

investor.relations@centurytx.com

JPA Health

Sarah McCabe

smccabe@jpa.com

Century Therapeutics, Inc

Condensed Balance Sheets

(unaudited, in thousands)

	June 30,	December 31,
	2025	2024
Assets
Current Assets:	$	$
Cash and cash equivalents	56,878	58,441
Short-term investments	98,965	130,851
Prepaid expenses and other current assets	4,326	4,759
Total current assets	160,169	194,051
Property and equipment, net	56,649	62,141
Operating lease right-of-use assets, net	27,737	28,706
Long-term investments	2,690	30,818
Intangible assets	34,200	34,200
Other long-term assets	3,247	3,300
Total assets	$284,692	$353,216

Liabilities, convertible preferred stock, and stockholders' equity
Current liabilities:
Accounts payable	$3,208	$3,075
Accrued expenses and other liabilities	11,740	17,543
Deferred revenue, current	-	109,164
Total current liabilities	14,948	129,782
Operating lease liability, noncurrent	46,589	48,960
Contingent consideration liability	8,883	8,738
Deferred tax liability	4,374	4,374
Total liabilities	74,794	191,854
Stockholders' equity
Preferred stock	-	-
Common stock	9	9
Additional paid-in capital	948,124	943,366
Accumulated deficit	(738,318)	(782,337)
Accumulated other comprehensive loss	83	324
Total stockholders' equity	209,898	161,362
Total liabilities and stockholders' equity	$284,692	$353,216

Century Therapeutics, Inc

Condensed consolidated statements of operations

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Collaboration Revenue	$-	$771	$109,164	$1,625

Operating Expenses
Research and development	26,859	27,220	53,439	50,641
General and administrative	7,805	8,306	16,212	17,052
Total operating expenses	34,664	35,526	69,651	67,693

Income (loss) from operations	(34,664)	(34,755)	39,513	(66,068)

Interest income	2,010	3,582	4,431	6,820
Other income (expense), net	113	(12)	75	1
Income (loss) before provision for income taxes	(32,541)	(31,185)	44,019	(59,247)
Provision for income taxes	-	(22)	-	(22)
Net income (loss)	$(32,541)	$(31,207)	$44,019	$(59,269)

Unrealized gain (loss) on investments	(222)	(102)	(241)	(453)
Foreign currency translation adjustment gain (loss)	-	34	-	36
Comprehensive income (loss)	$(32,763)	$(31,275)	$43,778	$(59,686)

Net income (loss) per common share Basic	(0.38)	(0.38)	0.51	(0.82)
Net income (loss) per common share Diluted	(0.38)	(0.38)	0.51	(0.82)

Weighted average common shares outstanding Basic	86,238,084	82,092,167	86,130,235	72,194,402
Weighted average common shares outstanding Diluted	86,238,084	82,092,167	86,207,666	72,194,402